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                                                                   EXHIBIT 21.1



        List of Subsidiaries of Complete Business Solutions, Inc.


        Name of Subsidiary                      Jurisdiction of Incorporation

CBS Complete Business Solutions                         Mauritius
   (Mauritius) Limited

 Complete Business Solutions                              India
   (India) Private Limited


 Complete Business Solutions
   (Singapore) Private Limited                          Singapore